UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2019

OMEROS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001‑34475	91‑1663741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington

98119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 676‑5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	OMER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On July 28, 2019, Omeros Corporation (“Omeros”) entered into a Master Services Agreement (the “Agreement”) with Lonza Biologics Tuas Pte. Ltd. (“Lonza”) for the commercial production of narsoplimab, also referred to as OMS721, Omeros’ lead human monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (MASP-2). The Agreement also provides for certain regulatory support and related services to be provided by Lonza from time to time.

Omeros and Lonza Sales AG previously entered into a Master Services Agreement, dated October 1, 2015, as amended, pursuant to which Lonza Sales AG provided certain development services and manufactured clinical supplies of narsoplimab for Omeros. The new Agreement provides for the production by Lonza of commercial quantities of narsoplimab in accordance with agreed specifications for use following regulatory marketing approvals.

Omeros is preparing a biologics license application and a marketing authorization application for submission to the U.S. Food and Drug Administration and to the European Medicines Agency, respectively, for narsoplimab for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA). Omeros also has ongoing Phase 3 clinical programs for narsoplimab in immunoglobulin A (IgA) nephropathy and in atypical hemolytic uremic syndrome (aHUS).

Under the Agreement Lonza will manufacture narsoplimab pursuant to purchase orders issued in accordance with forecasts provided by Omeros. Omeros will purchase narsoplimab that meets agreed specifications in batches, with the price per batch varying according to the total number of batches ordered for serial production in a single manufacturing campaign. Omeros is obligated to purchase a minimum number of batches annually beginning on a specified anniversary of the first commercial sale of narsoplimab in either the United States or European Union. Omeros may be obligated to pay certain fees to Lonza upon cancellation of purchase orders.

The initial term of the Agreement expires five years after the first commercial sale of narsoplimab in either the United States or European Union, subject to automatic renewal for an additional four-year term unless Omeros provides notice of non-renewal at least three years prior to the end of the initial term. Either party may terminate the Agreement, subject to applicable notice and cure periods, (i) if regulatory marketing approval for narsoplimab cannot be obtained in either the United States or European Union, (ii) if narsoplimab is withdrawn from both the United States and European Union markets following regulatory marketing approval, (iii) for material breach of the Agreement by the other party or (iv) due to the other party’s bankruptcy, insolvency, or dissolution.

The Agreement also includes customary provisions relating to, among others, insurance and indemnification, delivery and acceptance procedures, intellectual property, warranties, and confidentiality.

The foregoing description of the Agreement is only a summary of its material terms and does not purport to be complete. A copy of the Agreement will be filed as an exhibit to Omeros’ Quarterly Report on Form 10-Q for the quarter ending September 30, 2019. Pursuant to Item 601(b)(10)(iv) of Regulation S-K, Omeros intends to redact from the filed copy of the Agreement certain information that is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

Date: July 31, 2019	By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors